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                                                               EXHIBIT 10(b)(ii)

                                               PART IX -- ADDITIONAL INFORMATION


18.7     AVAILABLE INFORMATION

National Grid is (and following the Merger, New National Grid Transco will continue to be) subject to the information requirements of the US Exchange Act applicable to foreign private issuers having securities registered under section 12 thereof and in accordance therewith, file annual reports and other information with the SEC. The annual reports and other information filed by National Grid (and following the Merger, by National Grid Transco) can be inspected and copied at the public reference rooms maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located in Chicago, Illinois and New York, New York. Copies of such material are also available by mail from the public reference room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Members of the public may obtain information on the operation of the public reference rooms by calling the SEC at 800-732-0330 (within the US) or +1-202-942-8090 (outside the US). In addition, such material may also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

19.      MATERIAL CONTRACTS

19.1     NATIONAL GRID GROUP

19.1.1 Save for the contracts described in section 19.1.2 below, the consent and undertaking described in section 19.2.2 below and the contracts which have been made available for inspection in the last two years described in section 19.1.3 below, no contracts (other than contracts entered into in the ordinary course of business) have been entered into by any member of National Grid Group: (a) within the two years immediately preceding the date of this document which are, or may be, material; or (b) which contain any provision under which any member of National Grid Group has any obligation or entitlement which is material to National Grid Group as at the date of this document.

19.1.2   (a)      An inducement fee agreement dated 22 April 2002 between (1)
                  National Grid and (2) Lattice entered into in connection with the Merger (the "Inducement Fee Agreement"). The Inducement
                  Fee Agreement provides for either party to pay the other a fee of (pound) 60 million if:

                  (i) an announcement is made during the offer period by a third party indicating an intention to make an offer for, or proposal relating to the change of control of, either party, as a result of which either: (a) the shareholders of such party do not pass the necessary resolutions approving the Merger; or (b) such party terminates discussions with the other party; or

                  (ii) either party notifies or indicates to the other party that its directors will not unanimously recommend its shareholders to vote in favour of the Merger or the directors of such party do not make such recommendation or withdraw their recommendation or recommend an alternative offer or transaction involving a change of control; or

                  (iii) either party takes any action or omits to take any action (other than as a consequence of a third party regulatory body failing to approve the Merger or placing unacceptable conditions on the Merger in the reasonable opinion of either party) which is reasonably likely to cause the Merger to not become effective, and in each case the Merger does not become effective in accordance with its terms;

         (b) a sale and purchase agreement dated as of 13 April 2002 and made by and among North Atlantic Energy Corporation, The United Illuminating Company, Great Bay Power Corporation, NEP, The Connecticut Light and Power Company, Canal Electric Company, Little Bay Power Corporation, New Hampshire Electric Cooperative, Inc., North Atlantic Energy Service Corporation, and FPL Energy Seabrook LLC whereby:

                  (i) FPL Energy Seabrook LLC agreed to purchase NEP's approximate 9.96 per cent. interest in the Seabrook Nuclear Power Station, together with the interests of the sellers listed above (a total of approximately
                           88.23 per cent. of the interests in Seabrook);

                  (ii) FPL Energy Seabrook LLC agreed to pay an aggregate of $836.6 million (subject to adjustment) to NEP and the other sellers for the assets acquired under the sale and purchase agreement and NEP's share of such proceeds is estimated with known purchase price adjustments to be approximately $94.1 million;

                  (iii) FPL Energy Seabrook LLC assumed most of the sellers' obligations as related to the Seabrook Nuclear Power Station, including responsibility for all liabilities and obligations of NEP under contractual obligations relating to the assets, certain liabilities and


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                           obligations with respect to the employees employed at
                           the facilities, and responsibility for environmental liabilities at the facilities except for pre-closing violations and off-site disposal of, and responsibility for decommissioning Seabrook;

                  (iv) FPL Group Capital Inc. agreed to guarantee the FPL Energy Seabrook LLC's payment of the purchase price and provide funding assurance for FPL Energy Seabrook LLC's funding obligations as required by the New Hampshire Nuclear Decommissioning Financing Committee; and

                  (v) NEP is required under pre-existing agreements to first offer its interests in Seabrook to the non-selling owners on equivalent terms. The non-selling owners have until late June 2002 to notify NEP if they will purchase NEP's interest; and

         (c) a guarantee and indemnity given to EIB by National Grid dated 11 February 2002 under which National Grid guarantees the financial obligations of Energis Polska to EIB in relation to a Euro 125 million loan facility granted to Energis Polska by EIB.


19.1.3   (a)      The consent to the National Grid Scheme and the undertaking to be bound by its terms executed by National Grid in favour of National Grid Holdings One plc and dated 10 December 2001;

         (b) a sponsor's agreement dated 10 December 2001 between National Grid, National Grid Holdings One plc and Rothschild;

         (c) a supplemental trust deed dated 10 December 2001 between National Grid Company, National Grid, National Grid Holdings One plc and The Law Debenture Trust Corporation p.l.c.;

         (d) a credit agreement dated 22 November 2001 between (1) National Grid (as guarantor and borrower); (2) NGGF (as borrower); (3) National Grid Holdings One plc (as guarantor and borrower);
                  (4) Dresdner Kleinwort Wasserstein Limited, J.P. Morgan plc, ABN AMRO Bank N.V., Bank of America Securities, The Bank of Tokyo-Mitsubishi Ltd, Barclays Capital, Bayerische Landesbank Girozentrale London Branch, Citibank N.A., HSBC Investment Bank plc and TD Bank Europe Limited; (5) HSBC Investment Bank plc; (6) HSBC (USA) Inc.; and (7) certain banks and financial institutions;

         (e) a letter agreement dated 20 November 2001 between National Grid, National Grid Company, National Grid Holdings One plc and EIB;

         (f) the trust deeds, subscription agreements and paying agency agreements relating to the Euro 1,250,000,000 5.25 per cent. guaranteed bonds due 2006 and the Euro 750,000,000 6.125 per cent. guaranteed bonds due 2011 issued by NGGF and guaranteed by National Grid and National Grid Holdings One plc, which were summarised in the offering circular issued by NGGF on 20 August 2001;

         (g) the trust deeds, subscription agreements and paying agency agreements relating to the (pound) 200,000,000 3.806 per cent. Retail Price Index-linked bonds due 2020, the (pound) 40,000,000 3.589 per cent. limited Retail Price Index-linked bonds due 2030 and the (pound) 360,000,000 6.50 per cent. bonds due 2028 issued by National Grid Company, which were summarised in the offering circular issued by National Grid Company on 23 July 2001;

         (h) an asset purchase agreement dated as of 11 December 2000 and made between Niagara Mohawk Power, Constellation Nuclear LLC ("Constellation Nuclear") and Constellation Energy Group, Inc., as guarantor of Constellation Nuclear;

         (i) an asset purchase agreement dated as of 11 December 2000 and made between Niagara Mohawk Power, Rochester Gas and Electric Corporation, Central Hudson Gas and Electric Corporation, New York State Electric and Gas Corporation, Constellation Nuclear and Constellation Energy Group, Inc., as guarantor of Constellation Nuclear; and

         (j)      the Niagara Mohawk Merger Agreement.


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